Exhibit 99.2

For Immediate Release

THOMAS PROPERTIES GROUP, INC. ANNOUNCES

THIRD QUARTER 2004 RESULTS

Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the third quarter 2004 results of its pre-IPO predecessor. TPGI’s operations commenced upon the consummation of its formation transactions and the initial public offering of its common stock, which were completed on October 13, 2004.

The offering consisted of the sale of 14,285,714 shares of common stock at $12.00 per share, resulting in net proceeds to TPGI of $152.5 million, after underwriting discounts and estimated expenses of the offering. Of the net proceeds, approximately $32.8 million was used to acquire interests in unconsolidated subsidiaries, $24.1 million was used to acquire a 50% equity interest in TPGI’s One Commerce Square property, and $22.4 million was used to repay indebtedness and redeem preferred equity interests relating to One Commerce Square and to fund a required reserve of $2.1 million.

The results discussed in this earnings release for TPGI’s predecessor are presented on a combined historical basis. The results of operations for TPGI’s predecessor are not necessarily indicative of TPGI’s future results.

The historical combined net loss for TPGI’s predecessor for the third quarter of 2004 was $773,000 compared to a net loss of $1.1 million for the third quarter of 2003. The historical combined net loss for TPGI’s predecessor for the nine months ended September 30, 2004 was $4.2 million compared to a net loss of $1.2 million for the nine months ended September 30, 2003.

Teleconference and Webcast

TPGI will hold a conference call to discuss third quarter 2004 results on Tuesday, November 23, 2004, at 10:00 a.m. Pacific Time. To participate in the call, dial 800- 299-7089 (US) or 617-801-9714 (International), and provide confirmation code 68291351. A live webcast (listen only mode) of the conference call will be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our web site at www.tpgre.com. A replay of the call will be available through Dec. 13, 2004 by calling 888-286-8010 (US) or 617-801-6888 (International), and provide confirmation code 83465423. A webcast replay of the call will be available from the Investor Relations section of our web site at www.tpgre.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Further information regarding results of operations presented for TPGI is available in the Third Quarter 2004 Supplemental Financial Information Report, which is posted on TPGI’s web site at www.tpgre.com.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc. is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. Since its founding in 1996, Thomas Properties Group has developed, restructured or acquired properties in the West Coast and Mid-Atlantic regions of the United States with approximately 7.4 million rentable square feet of space.

Forward Looking Statements

Statements made in this press release or during the conference call that are not historical may contain forward- looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Factors That May Influence Results of Operations” in our prospectus dated October 6, 2004, which has been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Investments in real estate:
Land and improvements	$51,527	$43,655
Buildings and improvements	237,663	148,405
Tenant improvements	77,338	39,674

	366,528	231,734
Less accumulated depreciation	(114,199)	(66,998)

	252,329	164,736
Investments in real estate—development property held for sale	—	1,965
Investments in uncombined real estate entities	23	13,207
Cash and cash equivalents	4,616	3,590
Restricted cash	10,782	8,116
Rents and other receivables, net	3,096	1,178
Receivables—uncombined real estate entities	685	186
Deferred rents	31,391	32,204
Deferred leasing and loan costs, net	11,407	3,804
Other assets	15,701	739

Total assets	$330,030	$229,725

LIABILITIES AND OWNERS’ DEFICIT
Liabilities:
Mortgage loans	$208,027	$139,670
Other secured loans	87,739	86,171
Accounts payable and other liabilities	10,987	2,748
Prepaid rent	2,845	2,873

Total liabilities	309,598	231,462

Minority interest	24,329	1,133

Owners’ deficit:
Common stock, $.01 par value, 10,000 shares authorized; 100 shares issued and outstanding	—	—
Limited voting stock, $.01 par value, 17,000,000 shares authorized, 16,666,666 shares issued and outstanding	167	—
Additional paid-in capital	1	—
Deficit	(4,065)	(2,870)

Total owners’ deficit	(3,897)	(2,870)

Total liabilities and owners’ deficit	$330,030	$229,725

THOMAS PROPERTIES GROUP, INC. PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Rental	$8,317	$5,432	$19,526	$15,635
Tenant reimbursements	4,399	2,495	10,090	7,488
Parking and other	952	606	2,090	1,664
Investment advisory, management, leasing, and development services	2,413	1,262	5,023	7,103
Investment advisory, management, leasing, and development services—uncombined real estate entities	2,343	927	4,394	3,365

Total revenues	18,424	10,722	41,123	35,255

Expenses:
Rental property operating and maintenance	3,365	1,785	7,822	5,307
Real estate taxes	1,457	790	3,204	2,474
Investment advisory, management, leasing, and development services	3,167	1,913	8,749	7,482
Rent—uncombined real estate entities	53	123	217	225
Interest	6,760	5,274	17,767	15,618
Depreciation and amortization	2,674	1,532	5,862	4,371

Total expenses	17,476	11,417	43,621	35,477

Operating income (loss)	948	(695)	(2,498)	(222)
Gain on sale of real estate	—	—	975	—
Equity in net loss of uncombined real estate entities	(502)	(424)	(1,031)	(1,008)
Minority interests	(1,219)	—	(1,622)	—

Net loss	$(773)	$(1,119)	$(4,176)	$(1,230)